                                                                    EXHIBIT 10.2

                              DEVELOPMENT AGREEMENT


     This DEVELOPMENT AGREEMENT (the "Agreement") is made as of __________, 1997, by and between DURA PHARMACEUTICALS, INC., a Delaware corporation ("DURA"), and SPIROS DEVELOPMENT CORPORATION II, INC., a Delaware corporation ("Spiros Corp. II").

                                    RECITALS

     WHEREAS, DURA and Spiros Corp. II are parties to the Technology Agreement, the Manufacturing and Marketing Agreement, and the Albuterol and Product Option Agreement (all capitalized terms shall have the respective meaning set forth in Section 1 hereto).

     WHEREAS DURA, Dura Delivery Systems, Inc., a Delaware corporation ("DDSI"), and Spiros Development Corporation, a Delaware corporation ("Spiros Corp."), have granted to Spiros Corp. II, and Spiros Corp. II has acquired from DURA, DDSI and Spiros Corp., a license to certain technology for the purpose of allowing Spiros Corp. II to further develop the Core Technology and to develop and commercialize the Spiros Products.

     WHEREAS, DURA has experience in the development of pharmaceutical products and has the facilities, equipment, employees and other resources to accomplish development activities, on behalf of Spiros Corp. II, with respect to such rights and technology.

     WHEREAS, Spiros Corp. II desires to engage DURA to perform such services in connection with the Development, and DURA is willing to provide such services.

     NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce DURA to enter into the Agreements, DURA and Spiros Corp. II hereby agree as follows:

1.   DEFINITIONS.

     1.1 DEFINITIONS. All capitalized terms used herein and not otherwise defined shall have the respective meanings, to the extent such terms are used herein, set forth in SCHEDULE 1.1 attached hereto, which is incorporated by this reference as though fully set forth herein.

     1.2 SINGULAR AND PLURAL. Singular and plural forms, as the case may be, of terms defined herein shall have correlative meanings.

2.   DEVELOPMENT SERVICES.

     2.1 DEVELOPMENT. Spiros Corp. II hereby engages DURA, and DURA hereby accepts such engagement, to use commercially reasonable efforts to undertake the Development. Such services shall be provided as follows:

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          2.1.1  WORKPLAN AND BUDGET.  As of the date of the closing of the
Offering, DURA shall have provided Spiros Corp. II with a workplan and budget acceptable to the Board of Directors of Spiros Corp. II covering the period from the closing through December 31, 1998, a copy of which is attached hereto as
SCHEDULE 2.1. Thereafter, DURA and Spiros Corp. II shall prepare an annual workplan and budget in accordance with Section 3 hereof. DURA and Spiros Corp. II may make changes in the annual workplan and budget from time to time as approved in writing by an authorized representative of each party. Expenditures made on behalf of Spiros Corp. II by DURA for which DURA is to be reimbursed pursuant to Section 5.1 hereof, shall not exceed in any calendar year one hundred twenty percent (120%) of the amount allocated in the annual workplan and budget applicable to such year unless otherwise approved by the Board of Directors of Spiros Corp. II. DURA shall report significant deviations from the annual workplan and budget to Spiros Corp. II in a timely manner.

          2.1.2 CONDUCT OF DEVELOPMENT. During the term of this Agreement, DURA shall use commercially reasonable efforts to (a) conduct the Development on behalf of Spiros Corp. II in a prudent and skillful manner in accordance, in all material respects, with the annual workplan and budget then in effect and applicable laws, ordinances, rules, regulations, orders, licenses and other requirements now or hereafter in effect and (b) diligently execute such annual workplan and budget and report to Spiros Corp. II any significant deviations therefrom in a timely manner. Spiros Corp. II hereby appoints DURA its exclusive agent, for the term of this Agreement, with the sole power and authority to file and prosecute all necessary regulatory applications and permits in DURA's name required to obtain FDA Approval and other regulatory approvals for the Spiros Products. DURA shall, at Spiros Corp. II's expense as described below, furnish all labor, supervision, services, supplies and materials necessary to perform the Development in accordance with the annual workplan and budget then in effect. In addition to its undertakings pursuant to the Technology Agreement, DURA agrees to use commercially reasonable efforts, on behalf of itself, DDSI and Spiros Corp., to attempt to obtain and to sublicense to Spiros Corp. II subject to the terms and conditions of the Technology Agreement, on behalf of and at the expense of Spiros Corp. II but in accordance with Section 2.4 of the Technology Agreement, any patent or technology license or sublicense from any Person, including DURA, DDSI or Spiros Corp., that DURA reasonably determines to be necessary or useful to enable DURA to conduct the Development under this Agreement.

          2.1.3 SUBCONTRACTS. Spiros Corp. II acknowledges that DURA may elect to subcontract to third parties a portion of the Development. Spiros Corp. II acknowledges and agrees that in performing the Development, DURA may, and is hereby authorized to, without the prior written consent of Spiros Corp. II, engage or agree or otherwise collaborate with other Persons, including, without limitation, Affiliates of DURA or institutions performing other development activities for DURA, to provide assistance in carrying out the Development.

          2.1.4 CHANGES TO THE WORKPLANS. If at any time Spiros Corp. II determines, based on the reports furnished pursuant to Section 3 hereof, in its reasonable business judgment and in consultation with DURA, or DURA determines with Spiros Corp. II's consent (which consent shall not be withheld unreasonably), that the Development should be discontinued with respect to the further development of a particular Spiros Product because the continuance thereof is unfeasible or uneconomic, or that the Development should be expanded to include one or more Designated Compounds, then Spiros Corp. II and DURA shall use all reasonable efforts to agree on the nature of further development and the identity of such Designated Compounds.

          2.1.5  SALE OF SPIROS PRODUCTS PRIOR TO REGULATORY APPROVAL.
Spiros Corp. II hereby appoints DURA as its exclusive agent for the Manufacture and Sale of Spiros Products during the term of this Agreement for the sole purpose of conducting the clinical testing required to obtain FDA Approval or other regulatory approval to market such Spiros Products. DURA shall charge Spiros Corp. II for all the costs (determined in accordance with Section 6.5 hereof) relating to the Manufacture and Sale of such Spiros Products prior to FDA Approval of such Spiros Products as Development Costs, and shall remit to Spiros Corp. II any revenues received by it from the sale of such Spiros Products. Spiros Corp. II agrees that all such revenues received hereunder with respect to Spiros Products shall be considered Available Funds.

          2.1.6 MANUFACTURE AND SALE OF SPIROS PRODUCTS FOLLOWING REGULATORY APPROVAL. Spiros Corp. II and DURA hereby agree that the Manufacture and Sale of each Spiros Product during the term of this Agreement following FDA Approval or other required regulatory approval to market such Spiros Product shall be governed solely by the terms and conditions of the Manufacturing and Marketing Agreement.

     2.2 DISCLAIMER OF WARRANTIES. DURA cannot and does not guarantee that the Development will be successful in whole or in part, that any Spiros Products will be developed or that any developed Spiros Products will be successful in the marketplace. To the extent that DURA has complied with Section 2.1.2 hereof, the failure of DURA to further develop successfully the Program Technology or to discover, develop or commercialize any Spiros Product will not in and of itself constitute a breach by DURA of any representation, warranty, covenant or other obligation under the Agreements. In addition, neither DURA nor Spiros Corp. II makes any representation or warranty or guaranty that the Available Funds will be sufficient for the completion of the Development of any or all of the Spiros Products or to begin commercialization with respect to any Spiros Product.

     2.3 RIGHTS TO PROPERTY. All right, title and interest to the Program Technology acquired or developed pursuant to this Agreement including any submissions or applications to the FDA or any foreign equivalent made by DURA in its name on behalf of Spiros Corp. II shall be the exclusive property of Spiros Corp. II; PROVIDED, HOWEVER, that such right, title and interest shall be subject in all events to (a) the rights to Albuterol Program Assets obtained from Spiros Corp. II pursuant to the exercise of the Albuterol Option or (b) the rights to the Spiros Product Program Assets obtained from Spiros Corp. II pursuant to the exercise of the Product Option. All matters relating to patents and patent applications with respect to the Program Technology acquired or developed pursuant to this Agreement shall be governed by Section 5.2 of the License Agreement.

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

     2.4 TERMINATION OF DEVELOPMENT UPON EXERCISE OF THE ALBUTEROL OPTION. If the Albuterol Option is exercised, Development hereunder shall cease with respect to the Albuterol Product. DURA and the Board of Directors of Spiros Corp. II shall agree upon an allocation to one or more remaining Spiros Products or to the Other Expenditures of the funds available as a result of the exercise of the Albuterol Option.

     2.5 TERMINATION OF DEVELOPMENT UPON EXERCISE OF THE PRODUCT OPTION. If the Product Option is exercised, Development hereunder shall cease with respect to the Option Product. DURA and the Board of Directors of Spiros Corp. II shall agree upon an allocation to one or more remaining Spiros Products or to the Other Expenditures of the funds available as a result of the exercise of the Product Option.

3. REPORTS AND RECORDS. Within thirty (30) days after the end of each calendar quarter during the term of this Agreement, DURA shall provide to the Board of Directors of Spiros Corp. II a reasonably detailed report setting forth in respect of such quarter (a) the total Development Costs incurred, (b) a summary of the work performed hereunder by DURA and its employees and agents and
(c) a description of any material developments with respect to the Program Technology. Prior to December 1 of each year (commencing with December 1, 1998) during the term of this Agreement, DURA shall report to the Board of Directors of Spiros Corp. II with respect to the progress of the Development, which report shall include the proposed annual workplan and budget for the next calendar year. Prior to January 1 of each year (commencing January 1, 1999), the Board of Directors of Spiros Corp. II shall approve such annual workplan and budget with such changes as it may, in the exercise of its reasonable business judgment, deem necessary and as DURA may approve (which approval shall not be unreasonably withheld); PROVIDED, that no annual workplan and budget shall be deemed effective until approved by DURA and the Board of Directors of Spiros Corp. II. DURA shall prepare a final report, within ninety (90) days after the expiration or termination of this Agreement, setting forth in reasonable detail a summary of the work performed since the last report provided to the Board of Directors hereunder and the material developments with respect thereto and containing a final statement of all costs billed to Spiros Corp. II hereunder. DURA shall keep and maintain proper and complete records and books of account documenting all of its expenses related to the Development, including those allocated to and reimbursed by Spiros Corp. II hereunder. At Spiros Corp. II's request and expense, DURA shall permit a certified independent public accountant selected by Spiros Corp. II to have access, no more than once in each calendar year during the term of this Agreement and each year for three (3) calendar years following the termination hereof, during regular business hours and upon reasonable notice to DURA, to such records and books for the sole purpose of determining the appropriateness of Development Costs invoiced hereunder; PROVIDED, HOWEVER, that if such certified independent public accountant reasonably determines that such Development Costs have been, for any calendar year, after adjustments herein provided for, overstated by DURA by an amount equal to or greater than five percent (5%), DURA shall promptly refund any such overpayment to Spiros Corp. II and pay all reasonable fees and disbursements of such certified independent public accountant incurred in the course of making such determination.

4. OTHER ACTIVITIES. During the term of this Agreement, DURA shall devote such time and

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effort to the performance of services pursuant to this Agreement as may be necessary or appropriate to fulfill its duties under this Agreement; PROVIDED, HOWEVER, it is specifically understood and agreed by Spiros Corp. II that DURA shall not be required to devote itself, on a full-time basis, to the provision of such services and that DURA shall have the right to engage in its own development activities and in other business activities with other Persons, and Spiros Corp. II shall not, by virtue of this Agreement, have any right, title or interest in or to such independent activities or to the income or profits derived therefrom and, without limiting DURA's obligation to use commercially reasonable efforts to provide certain services hereunder, nothing set forth in this Agreement shall limit or reduce the ability of DURA to carry on such other activities.

5.   PAYMENT FOR SERVICES; TIMING OF PAYMENTS.



     5.1 PAYMENTS FOR DEVELOPMENT. In consideration of the Development to be carried out by DURA during the term of this Agreement, Spiros Corp. II shall reimburse DURA out of Available Funds for all of (a) the Direct Development Costs plus a fee equal to twenty-five percent (25%) of all of such costs (the "Management Fee"), PROVIDED that the cost to DURA of services provided by Affiliates of DURA shall not exceed the cost to each Affiliate of providing such services, and (b) the Indirect Development Costs plus a fee equal to twenty percent (20%) of all such costs (the "Indirect Management Fee"), invoiced to Spiros Corp. II by DURA. The amount to be paid to DURA pursuant to this Agreement shall not exceed the amount of the Available Funds. The Available Funds must be retained by Spiros Corp. II in an account separate from all accounts containing any other funds. Spiros Corp. II agrees to expend all Available Funds on Development and Other Expenditures pursuant to this Agreement, except as otherwise set forth in the Agreements. In the event that the cash and cash equivalents of Spiros Corp. II are reduced to less than $5 million, DURA may, within thirty (30) days following notice from Spiros Corp. II that such funds have been reduced to less than $5 million, at its option (the "Funding Option"), provide additional funds sufficient in the reasonable judgment of DURA and Spiros Corp. II to fund the continued Development of Spiros Products for an additional twelve (12) months at a level comparable to the level of funding provided during the prior twelve
(12) months, which funding shall be considered Available Funds. The Funding Option may only be exercised one time and shall be irrevocable following exercise. Payment to Spiros Corp. II of all amounts in respect of the Funding Option must be made within thirty (30) days of its exercise.



     5.2 CONTRIBUTIONS. Concurrently with the execution of this Agreement, DURA will contribute Seventy-Five Million Dollars ($75,000,000) in cash to Spiros Corp. II (the "Contribution").

     5.3 DEVELOPMENT EXPENSES. Within five (5) business days of the closing of the Offering and upon the receipt by Spiros Corp. II of an invoice therefor, Spiros Corp. II shall reimburse DURA for all development services as set forth on SCHEDULE 5.3 incurred by DURA through the date of the closing of the Offering, estimated to be ____________________________ Dollars ($____________)
but which shall in no event exceed _________________________________ Dollars ($____________).

     5.4 TIMING OF PAYMENTS. Spiros Corp. II shall pay to DURA monthly the Development

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Costs, plus the applicable Management Fee and Indirect Management Fee, actually incurred in the prior month as shown on a statement delivered by DURA to Spiros Corp. II. Spiros Corp. II shall make such payment within fifteen (15) days after the delivery of such statement from DURA.

     5.5 CALCULATION OF COSTS. Direct Development Costs shall be allocated on a reasonable and consistent basis, and charged to Spiros Corp. II for services performed by DURA on behalf of Spiros Corp. II hereunder. DURA's expenditures and estimated expenditures for performing the Development hereunder shall be determined using generally accepted accounting principles, consistent with DURA's internal financial and accounting systems, allocated on a reasonable and consistent basis. Allocation of all Indirect Development Costs shall be made by DURA on a reasonable basis consistent with DURA's regular internal cost accounting system.

6. REPRESENTATIONS, WARRANTIES AND COVENANTS. The provisions of Section 3 of the Technology Agreement with respect to DURA and Spiros Corp. II shall apply with equal force and effect to this Agreement and are incorporated hereunder.

7. CONFIDENTIALITY. The provisions of Sections 4.3 and 4.4 of the Technology Agreement shall apply with equal force and effect to this Agreement and are incorporated hereunder.

8.   DISCLAIMER OF WARRANTY; CONSEQUENTIAL DAMAGES.  The provisions of Section
5.3 of the Technology Agreement shall apply with equal force and effect to this Agreement and are incorporated hereunder.

9.   INDEMNIFICATION AND INSURANCE.

     9.1 INDEMNIFICATION. The provisions of Section 6 of the Technology Agreement shall apply with equal force and effect to this Agreement and are incorporated hereunder.

     9.2  INSURANCE.

          9.2.1 INSURANCE BY SPIROS CORP. II. To the extent Spiros Corp. II develops or uses, or causes the development or use (except by DURA or its Affiliates or subcontractors under this Agreement) of, the Spiros Products, Spiros Corp. II shall, to the extent available at commercially reasonable rates, maintain with insurers or underwriters of good repute such insurance relating to the Development, and the sale and use of the Spiros Products, against such risks, pursuant to such terms (including deductible limits or self-insured retentions) and for such periods, as is customary for comparable businesses undertaking the development, sale and use of products of a similar nature, and shall, to the extent reasonably possible and not unreasonably expensive, cause DURA, DDSI and Spiros Corp. to be named as additional insured parties on its insurance policies. To the extent Spiros Corp. II is required to obtain insurance under this Section 9.2.1 during the term of this Agreement, Spiros Corp. II may use Available Funds to pay the premiums therefor.

          9.2.2 INSURANCE BY DURA. DURA shall, to the extent available at commercially

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reasonable rates, maintain, with insurers or underwriters of good repute such insurance relating to the Development, against such risks and pursuant to such terms (including deductible limits or self-insured retentions) as is customary for comparable businesses undertaking research and development programs of a similar nature, and shall, to the extent reasonably possible and not unreasonably expensive, cause Spiros Corp. II to be named as an additional insured party on its insurance policies.

10.  TERM AND TERMINATION.

     10.1 TERM. This Agreement shall be effective as of the date hereof and, unless terminated earlier as provided in Sections 10.2, 10.3 and 10.4 hereof, shall continue in full force and effect for the duration of the Development Term.

     10.2 TERMINATION BY MUTUAL AGREEMENT. By mutual agreement, the parties hereto may at any time terminate this Agreement and the Development on mutually acceptable terms.

     10.3 EFFECT OF PURCHASE OPTION EXERCISES.

          10.3.1 PURCHASE OPTION. In the event the Purchase Option is exercised by DURA, this Agreement shall terminate, effective upon the Purchase Option Closing Date, without any obligation to make payments pursuant to Section 7 of the Technology Agreement.

          10.3.2 PARTIAL TERMINATION UPON EXERCISE OF ALBUTEROL OPTION. In the event that the Albuterol Option is exercised as provided in the Albuterol and Product Option Agreement, this Agreement shall terminate, effective on the Albuterol Option Closing Date, with respect to the Albuterol Product, but shall otherwise continue in full force and effect until terminated pursuant to this
Section 10.

          10.3.3 PARTIAL TERMINATION UPON EXERCISE OF PRODUCT OPTION. In the event that the Product Option is exercised as provided in the Albuterol and Product Option Agreement, this Agreement shall terminate, effective on the Product Option Closing Date, with respect to the Option Product but shall otherwise continue in full force and effect until terminated pursuant to this
Section 10.

     10.4 TERMINATION FOR EVENT OF DEFAULT. Either DURA or Spiros Corp. II shall have the right to terminate this Agreement, effective as set forth in a written notice to the othe party of the occurrence of an Event of Default with respect to such other party.

     10.5 EFFECT OF TERMINATION.

          10.5.1 RETURN OF SPIROS PRODUCTS. In the event of the termination of DURA's right to continue Development of one or more Spiros Products pursuant to Section 10.4 as a result of an Event of Default by DURA, DURA shall within thirty (30) days of the effective date of such termination, transfer to Spiros Corp. II all Program Technology and all other data, records and materials in DURA's possession or control which relate to such Spiros Products. DURA shall also cooperate in the transfer of regulatory filings related to such Spiros Products, and take such other

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actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of such Development rights to Spiros
Corp. II.

          10.5.2 CONTINUING OBLIGATION TO MAKE PAYMENTS. Termination of this Agreement shall not relieve the parties hereto of any liability, including any obligation to pay any amounts payable by any party to another party which accrued prior to such termination, nor preclude any party from pursuing all rights and remedies it may have hereunder or at law or equity with respect to any breach of this Agreement nor prejudice any party's right to obtain performance of any obligation.

11.  MISCELLANEOUS.

     11.1 NO IMPLIED WAIVERS; RIGHTS CUMULATIVE. No failure on the part of DURA or Spiros Corp. II to exercise and no delay in exercising any right, power, remedy or privilege under this Agreement or provided by statute or at law or in equity or otherwise, including, without limitation, the right or power to terminate this Agreement, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

     11.2 FORCE MAJEURE. DURA and Spiros Corp. II shall each be excused for any failure or delay in performing any of their respective obligations under this Agreement, if such failure or delay is caused by Force Majeure.

     11.3 RELATIONSHIP OF THE PARTIES. Nothing contained in this Agreement is intended or is to be construed to constitute DURA and Spiros Corp. II as partners or joint venturers or one party as an employee of any other party. Except as expressly provided herein, no party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of any other party or to bind any other party to any contract, agreement or undertaking with any third party.

     11.4 NOTICES. All notices, requests and other communications to DURA or Spiros Corp. II hereunder shall be in writing (including telecopy or similar electronic transmissions), shall refer specifically to this Agreement and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by registered mail or certified mail, return receipt requested and postage prepaid, or by reliable overnight courier service, in each case to the respective address specified below (or to such address as may be specified in writing to the other party hereto):

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

          If to DURA, addressed to:

          Dura Pharmaceuticals, Inc.
          7475 Lusk Boulevard
          San Diego, CA  92121
          Attention: President
           with a copy to the attention of General Counsel

          If to Spiros Corp. II, addressed to:

          Spiros Development Corporation II, Inc.
          7475 Lusk Boulevard
          San Diego, CA 92121
          Attention:  President

Any notice or communication given in conformity with this Section 12.4 shall be deemed to be effective when received by the addressee, if delivered by hand, telecopy or electronic transmission, three (3) days after mailing, if mailed and one (1) business day after delivery to a reliable overnight courier service.

     11.5 FURTHER ASSURANCES. Each of DURA and Spiros Corp. II hereby agrees to duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including, without limitation, the filing of such additional assignments, agreements, documents and instruments, that may be necessary or as the other party hereto may at any time and from time to time reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes of, or to better assure and confirm unto such other party its rights and remedies under, this Agreement.

     11.6 SUCCESSORS AND ASSIGNS. The terms and provisions of this Agreement shall inure to the benefit of, and be binding upon, DURA, Spiros Corp. II, and their respective successors and assigns; PROVIDED, HOWEVER, that DURA and Spiros Corp. II may not assign or otherwise transfer any of their respective rights and interests, nor delegate any of their respective obligations, hereunder, including, without limitation, pursuant to a merger or consolidation, without the prior written consent of the other party hereto; PROVIDED FURTHER, HOWEVER, that DURA may fully assign its rights and interests, and delegate its obligations, hereunder, effective upon written notice thereof (a) to an Affiliate if such Affiliate assumes all of the obligations of DURA hereunder and this Agreement remains binding upon DURA; or (b) to any Person that acquires all or substantially all of the assets of DURA, or which is the surviving Person in a merger or consolidation with DURA, if such Person assumes all the obligations of DURA hereunder. Notwithstanding the foregoing, Spiros Corp. II shall have the right to assign its rights and delegate its obligations hereunder following expiration or termination (other than by exercise) of the Purchase Option. Notwithstanding the foregoing, Spiros Corp. II shall have the right to assign its rights and delegate its obligations hereunder following expiration or termination (other than by exercise) of the Purchase Option. Any attempt to assign or delegate any portion of this Agreement in violation of this Section
11.6 shall be null and void. Subject to the foregoing any reference to DURA or Spiros Corp. II hereunder shall be deemed to include the successors thereto and assigns thereof.

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

     11.7 AMENDMENTS. No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent by DURA or Spiros Corp. II to any departure therefrom, shall in any event be effective unless the same shall be in writing specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by DURA and Spiros Corp. II, and each amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any other agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by DURA and Spiros Corp. II.

     11.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, as applied to contracts made and performed entirely within the State of California. Except as otherwise provided herein, any claim or controversy arising out of or related to this contract or any breach hereof shall be submitted to a court of competent jurisdiction in the State of California, and the parties hereby consent to the jurisdiction and venue of such court.

     11.9 SEVERABILITY. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, then, to the fullest extent permitted by law, (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible and (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, DURA and Spiros Corp. II hereby waive any provision of law that would render any provision hereof prohibited or unenforceable in any respect.

     11.10 HEADINGS. Headings used herein are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.

     11.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

     11.12 ENTIRE AGREEMENT. This Agreement, together with any agreements referenced herein, constitute, on and as of the date hereof, the entire agreement of DURA and Spiros Corp. II with respect to the subject matter hereof, and all prior or contemporaneous understandings or agreements, whether written or oral, between DURA and Spiros Corp. II with respect to such subject matter are hereby superseded in their entirety.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                              DURA PHARMACEUTICALS, INC.



                              By_________________________________________
                                   Cam L. Garner
                                   President and Chief Executive Officer


                                SPIROS DEVELOPMENT CORPORATION II, INC.



                              By________________________________________
                                   David S. Kabakoff
                                   President and Chief Executive Officer






















                    [SIGNATURE PAGE TO DEVELOPMENT AGREEMENT]

                                  SCHEDULE 1.1

                                    GLOSSARY








                                  SCHEDULE 1.1

                                  SCHEDULE 1.1

                                    GLOSSARY

     "AFFILIATE" of a person shall mean a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. "Control" (and, with correlative meanings, the terms "controlled by" and "under common control with") shall mean the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting stock, by contract or otherwise. In the case of a corporations, "control" shall mean, among other things, the direct or indirect ownership of more than fifty percent (50%) of its outstanding voting stock.

     "AGREEMENTS" shall mean the Manufacturing and Marketing Agreement, the Technology Agreement and the Development Agreement.

     "ALBUTEROL OPTION" shall have the meaning assigned to it in Section 1.1 of the Albuterol and Product Option Agreement.

     "ALBUTEROL AND PRODUCT OPTION AGREEMENT" shall mean the Albuterol and Product Option Agreement dated as of __________, 1997, between DURA and Spiros Corp. II, as amended, modified or supplemented from time to time.

     "ALBUTEROL OPTION CLOSING DATE" shall have the meaning assigned to it in
Section 1.5 of the Albuterol and Product Option Agreement.

     "ALBUTEROL PROGRAM ASSETS" shall have the meaning assigned to it in Section
1.1 of the Albuterol and Product Option Agreement.

     "ALBUTEROL PRODUCT" shall have the meaning assigned to it in Section 1.1 of the Albuterol and Product Option Agreement.



     "AVAILABLE FUNDS" shall mean the sum of (a) the net proceeds to Spiros Corp. II from the sale of the Units in the Offering and the Contribution, (b) all royalties or fees remitted to Spiros Corp. II by DURA (or its Affiliates) from the Sale of Spiros Products or in consideration of license rights granted pursuant to the Agreements, (c) the Option Proceeds, if any, (d) any other amounts provided by DURA to Spiros Corp. II, if any and (e) interest or other income earned through temporary investment of the amounts described in clauses (a), (b), (c) or (d).



     "BANKRUPTCY CODE" shall mean the United States Bankruptcy Code, as amended from time to time.

     "CLAIM" shall mean any and all liabilities, damages, losses, settlements, claims, actions, suits, penalties, fines, costs or expenses (including, without limitation, reasonable attorneys' fees).

                                  SCHEDULE 1.1

     "CONFIDENTIAL INFORMATION" shall mean all Program Technology disclosed by DURA (and its Affiliates) to Spiros Corp. II or by Spiros Corp. II to DURA pursuant to the Agreements or the Services Agreement.

     "CONTRIBUTION" shall have the meaning assigned in Section 5.2 of the Development Agreement.

     "CORE TECHNOLOGY" shall mean the DURA Core Technology, the DDSI Core Technology and the Spiros Core Technology.

     "DDSI CORE TECHNOLOGY" shall mean (a) Technology owned or controlled by DDSI as of the date of the closing of the Offering necessary or useful to the development of the Spiros Products, and (b) the DDSI Patent Rights; PROVIDED, HOWEVER, that DDSI Core Technology shall also include Technology acquired by DDSI from a third party after the date of the closing of the Offering necessary or useful to the development of the Spiros Products, except to the extent that there are any limitations or restrictions on DDSI's ability to license or sublicense such Technology. "Owned or controlled" shall include Technology that DDSI owns, or under which DDSI is licensed and has the right to grant sublicenses and/or grant immunity from suit.

     "DDSI INDEMNITEE" shall mean DDSI, its successors and assigns, and the directors, officers, employees, agents and counsel thereof.

     "DDSI PATENT RIGHTS" shall mean those certain inventions described in claims of (a) the patent applications pending, filed by DDSI (or the rights to which have been assigned to DDSI) as of the date of the Technology Agreement relating to dry powder inhalers, powder storage systems and/or formulation methods for dry powder inhalation, (b) any patent application constituting an equivalent, counterpart, reissue, extension or continuation (including, without limitation, a continuation in part or a subdivision) of any of the foregoing patent applications and (c) any patent issued or issuing upon any of the foregoing.

     "DESIGNATED COMPOUND(S)" shall mean any compounds for delivery using the System selected by Spiros Corp. II, and agreed to be developed by DURA.

     "DEVELOPED TECHNOLOGY" shall mean any Technology including, without limitation, any enhancements, substitutions or improvements to the Core Technology that is (a) discovered, developed or otherwise acquired by DURA pursuant to the terms of the Development Agreement or (b) otherwise acquired by or on behalf of Spiros Corp. II during the term of the Development Agreement.

     "DEVELOPMENT" shall mean the further development of the Program Technology for the purpose of identifying, developing, manufacturing, marketing and commercializing Spiros Products and

                                  SCHEDULE 1.1
the making of the Other Expenditures.

     "DEVELOPMENT AGREEMENT" shall mean the Development Agreement dated as of _____, 1997, between DURA and Spiros Corp., as amended, modified or supplemented from time to time.

     "DEVELOPMENT COSTS" shall mean the Direct Development Costs, the Indirect Development Costs and the Other Expenditures.

     "DEVELOPMENT TERM" shall mean the period commencing on the Closing Date and ending on the earlier of (a) the Option Closing Date or (b) the date the Option terminates or expires other than by exercise.

     "DIRECT DEVELOPMENT COSTS" shall mean all costs incurred by DURA or its Affiliates in respect of the Development, other than Indirect Development Costs, determined in accordance with generally accepted accounting principles consistent with DURA's internal accounting system, allocated on a reasonable and consistent basis. Direct Development Costs shall consist primarily of fully-burdened payroll costs (burdened to include benefits, payroll taxes and an allocation of facilities and overhead costs) and any other such costs generated internally by DURA in respect of the Development.

     "DPI" shall mean the motor-driven dry powder inhaler (other than an inahler designed to deliver a single dose of a drug) developed by DURA, DDSI and/or Spiros Corp. and to be developed by DURA and/or Spiros Corp. II.

     "DURA COMMON STOCK" shall mean the Common Stock of DURA, par value $.001 per share.

     "DURA CORE TECHNOLOGY" shall mean (a) Technology owned or controlled by DURA as of the date of the closing of the Offering necessary or useful to the development of the Spiros Products, and (b) the DURA Patent Rights and DURA Trademarks; PROVIDED, HOWEVER, that DURA Core Technology shall also include Technology acquired by DURA from a third party after the date of the closing of the Offering necessary or useful to the development of the Spiros Products, except to the extent that there are any limitations or restrictions on DURA's ability to license or sublicense such Technology. "Owned or controlled" shall include Technology that DURA owns, or under which DURA is licensed and has the right to grant sublicenses and/or grant immunity from suit.

     "DURA INDEMNITEE" shall mean DURA, its successors and assigns, and the directors, officers, employees, agents and counsel thereof.

     "DURA PATENT RIGHTS" shall mean those certain inventions described in claims of (a) the patent applications pending, filed by DURA (or the rights to which have been assigned to DURA) as of the date of the Technology Agreement relating to DPIs, PSSs and/or formulation methods for dry powder inhalation, (b) any

                                  SCHEDULE 1.1
patent application constituting an equivalent, counterpart, reissue, extension or continuation (including, without limitation, a continuation in part or a subdivision) of any of the foregoing patent applications and (c) any patent issued or issuing upon any of the foregoing.

     "DURA TRADEMARKS" shall mean SpirosTM.

     "EVENT OF DEFAULT" shall mean any of the following events: (a) at any time, if DURA or Spiros Corp. II fails to perform or observe or otherwise breaches any of its Material Obligations, and such failure or breach continues unremedied for a period of sixty (60) days after receipt by of written notice thereof from the other party; (b) at any time, effective as set forth in a written notice from the other party if DURA or Spiros Corp. II shall (i) seek the liquidation, reorganization, dissolution or winding-up of itself or the composition or readjustment of its debts (other than pursuant to a merger with an Affiliate), (ii) apply for or consent to the appointment of, or the taking possession by, a receiver, custodian, trustee or liquidator for itself or of all or a substantial part of its assets, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Bankruptcy Code, (v) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or readjustment of debts (other than pursuant to a merger with an Affiliate) or
(vi) adopt any resolution of its Board of Directors or shareholders for the purpose of effecting any of the foregoing (other than pursuant to a merger with an Affiliate); or (c) at any time, effective as set forth in a written notice from the other party, if a proceeding or case shall be commenced without the application or consent of DURA or Spiros Corp. II as applicable, and such proceeding or case shall continue undismissed, or an order, judgment or decrees approving or ordering any of the following shall be entered and continued unstayed and in effect, for a period of sixty (60) days from and after the date service of process is effected, seeking (i) DURA's or Spiros Corp. II's, as applicable, liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of DURA or Spiros Corp. II or for all or any substantial part of its assets or (iii) similar relief in respect of DURA or Spiros Corp. II under any law relating to bankruptcy, insolvency, reorganization, winding-up or the composition or readjustment of debts.

     "FDA" shall mean the United States Food and Drug Administration or any successor agency or authority, the approval of which is required to market health care products in the United States.

     "FDA APPROVAL" shall mean the final regulatory approval of the FDA required to commence commercial marketing of a health product.

                                  SCHEDULE 1.1

     "FORCE MAJEURE" shall mean any act of God, any accident explosion, fire, storm, earthquake, flood, drought, peril of the sea, riot, embargo, war or foreign, federal, state or municipal order of general application, seizure, requisition or allocation, any failure or delay of transportation, shortage of or inability to obtain supplies, equipment, fuel or labor or any other circumstance or event beyond the reasonable control of the party relying upon such circumstance or event.

     "INDIRECT DEVELOPMENT COSTS" shall mean all costs, fees and out-of-pocket or other expenses, including the purchase of any capital equipment related to the Development, incurred or paid by DURA to a third party, other than an Affiliate of DURA, in respect of the Development, determined in accordance with generally accepted accounting principles consistent with DURA's internal accounting system, allocated on a reasonable and consistent basis.

     "MANUFACTURING AND MARKETING AGREEMENT" shall mean the Manufacturing and Marketing Agreement dated as of _______, 1997 between DURA and Spiros Corp. II, as amended, modified or supplemented from time to time.

     "MANUFACTURE" shall mean the manufacture and assembly of the Spiros
Products.

     "MATERIAL OBLIGATION" shall mean the material obligations of a party under the Technology Agreement, the Development Agreement or the Manufacturing and Marketing Agreement.

     "NET SALES" shall mean the gross amount invoiced for sales of Spiros Products by DURA or its sublicensees, if any, to third parties less (i) discounts actually allowed, (ii) credits for claims, allowances, retroactive price reductions or returned Spiros Products, (iii) prepaid freight charges incurred in transporting Spiros Products to customers, (iv) sales taxes and other governmental charges actually paid in connection with the sales (but excluding what is commonly known as income taxes) and (v) any royalty obligations under the 1993 Royalty Agreement. Net Sales shall not include sales between or among DURA, its Affiliates and its sublicensees unless such sales are for end use rather than for purposes of resale.

     "OFFERING" shall mean the underwritten public offering of the Units pursuant to the Registration Statement.

     "OPTION PROCEEDS" shall have the meaning assigned to it in Section 3 of the Albuterol and Product Option Agreement.

     "OPTION PRODUCT" shall have the meaning assigned to it in Section 2.1 of the Albuterol and Product Option Agreement.

     "OTHER EXPENDITURES" shall mean funds spent by Spiros Corp. II to acquire capital equipment, develop a next generation inhaler system or to enhance the System.

                                  SCHEDULE 1.1

     "PATENT RIGHTS" shall mean any patents or patent applications within the Spiros Corp. II Patent Rights, the DURA Patent Rights, the DDSI Patent Rights and the Spiros Corp. Patent Rights.

     "PERSON" shall mean any individual, partnership, corporation, firm, association, unincorporated organization, joint venture, trust or other entity.

     "PRODUCT OPTION" shall have the meaning assigned to it in Section 2.1 of the Albuterol and Product Option Agreement.

     "PRODUCT OPTION CLOSING DATE" shall have the meaning assigned to it in
Section 2.5 of the Albuterol and Product Option Agreement.

     "PROGRAM TECHNOLOGY" shall mean the Core Technology and the Developed Technology.

     "PSS" shall mean the powder storage system developed and to be developed by DURA for use with the DPI.

     "PURCHASE AGREEMENT" shall mean the Purchase Agreement dated as of __________, 1997, among DURA, Spiros Corp. II, Merrill Lynch & Co., and Donaldson, Lufkin & Jenrette.

     "PURCHASE OPTION" shall mean the option granted to the holder of Spiros Corp. II's Special Common Stock to purchase all of the Spiros Corp. II Common Stock as set forth in Article V of the Spiros Corp. II Charter.

     "PURCHASE OPTION CLOSING DATE" shall have the meaning assigned to it in
Article V of the Spiros Corp. II Charter.

     "PURCHASE OPTION EXERCISE PRICE" shall have the meaning assigned to it in
Article V of the Spiros Corp. II Charter

     "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-1/S-3 filed by Spiros Corp. II and DURA dated October 10, 1997 (No. 333- __________/333-__________), including all exhibits and any amendments thereof and supplements thereto.

     "RESEARCH FUNDS" shall mean the Available Funds, less (i) all general and administrative expenses including, without limitation, those paid or payable pursuant to the Development Agreement or the Services Agreement, and the reasonable out-of-pocket expenses of Spiros Corp. II directors and reasonable compensation for Spiros Corp. II's independent directors, less (ii) any amounts paid to DURA under the Development Agreement or the Services Agreement, less
(iii) any costs and expenses incurred in the defense or settlement of any action or claim or in respect of a judgment thereon, and less (iv) One Million Dollars ($1,000,000) to be retained by Spiros Corp. II as working capital in the event DURA does not exercise the Purchase Option.

                                  SCHEDULE 1.1

     "SALE(S)" or "SELL" shall mean the activity undertaken by a sales representative during a sales call on physicians, physician assistants, nurses, hospitals, clinics, health maintenance organizations, preferred provider organizations and managed care companies (including all forms of communication not involving face to face contact by such sales representatives), describing the FDA-approved indicated uses, safety, effectiveness, contraindications, side effects, warnings and other relevant characteristics of the Spiros Product, in a fair and balanced manner consistent with the requirements of the Federal Food, Drug, and Cosmetic Act, as amended (and the regulations thereunder).

     "SPIROS CASSETTE SYSTEM" shall mean a DPI in which the PSS is in the form of a cassette.

     "SPIROS CORE TECHNOLOGY" shall mean (a) Technology owned or controlled by Spiros Corp. as of the date of the closing of the Offering necessary or useful to the development of the Spiros Products, and (b) the Spiros Corp. Patent Rights; PROVIDED, HOWEVER, that Spiros Core Technology shall also include Technology acquired by Spiros Corp. from a third party after the date of the closing of the Offering necessary or useful to the development of the Spiros Products, except to the extent that there are any limitations or restrictions on Spiros Corp.'s ability to license or sublicense such Technology. "Owned or controlled" shall include Technology that Spiros Corp. owns, or under which Spiros Corp. is licensed and has the right to grant sublicenses and/or grant immunity from suit.

     "SPIROS CORP. INDEMNITEE" shall mean Spiros Corp., its successors and assigns, and the directors, officers, employees, agents and counsel thereof.

     "SPIROS CORP. PATENT RIGHTS" shall mean those certain inventions described in claims of (a) the patent applications pending, filed by Spiros Corp. (or the rights to which have been assigned to Spiros Corp.) as of the date of the Technology Agreement relating to dry powder inhalers, powder storage systems and/or formulation methods for dry powder inhalation, (b) any patent application constituting an equivalent, counterpart, reissue, extension or continuation (including, without limitation, a continuation in part or a subdivision) of any of the foregoing patent applications and (c) any patent issued or issuing upon any of the foregoing.

     "SPIROS CORP. II CHARTER" shall mean Amended and Restated Certificate of Spiros Development Corporation II, Inc. in effect as of the closing of the Offering, as amended from time to time.

     "SPIROS CORP. II COMMON STOCK" shall mean the Callable Common Stock of Spiros Corp. II, $.001 par value.

     "SPIROS CORP. II INDEMNITEE" shall mean Spiros Corp. II, its

                                  SCHEDULE 1.1
successors and assigns, and the directors, officers, employees, agents and counsel thereof.

     "SPIROS CORP. II PATENT RIGHTS" shall mean those certain inventions described in claims of (a) any patent application having one or more claims covering Developed Technology, (b) any patent application constituting an equivalent, counterpart, reissue, extension or continuation (including, without limitation, a continuation in part or a subdivision) of any of the foregoing applications or (c) any patent issued or issuing upon any of the foregoing applications.

     "SPIROS PRODUCT(S)" shall mean (a) any System used with a formulation of albuterol, beclomethasone, ipratropium, an albuterol-ipratropium combination, budesonide or a Designated Compound developed, produced, manufactured or marketed by DURA on behalf of Spiros Corp. II using the Program Technology.

     "SPIROS PRODUCT PROGRAM ASSETS" shall have the meaning assigned to it in
Section 2.1 of the Albuterol and Product Option Agreement.

     "SYSTEM" shall mean the DPI and the PSS when used together.

     "TECHNOLOGY" shall mean, solely with respect to motor-driven dry powder inhalers and powder storage systems for drugs for delivery through such inhalers, the manufacture thereof, and formulations of drugs to be delivered through such inhalers, public and nonpublic technical or other information, trade secrets, know-how, processes, formulations, concepts, ideas, preclinical, clinical, pharmacological or other data and testing results, experimental methods, or results, assays, descriptions, business or scientific plans, depictions, customer lists and any other written, printed or electronically stored materials, pharmaceutical compounds or any other natural or man-made pharmaceutical materials and any and all other intellectual property, including patents and patent applications, of any nature whatsoever. The term "Technology" shall include, without limitation, any of the foregoing as it relates to enhancements of, substitutions for or improvements to the Core Technology.

     "TECHNOLOGY AGREEMENT" shall mean the Technology License Agreement dated as of _______, 1997, among DURA, DDSI, Spiros Corp. and Spiros Corp. II, as amended, modified or supplemented from time to time.

     "TERRITORY" shall mean the entire world.

     "UNDERWRITERS" shall have the meaning assigned to it in the Registration Statement.

     "UNITS" shall mean units, each consisting of one share of Spiros Corp. II Common Stock and one warrant to purchase one-fourth of one share of DURA Common Stock, all as described in the Registration Statement.

                                  SCHEDULE 1.1

     "1993 ROYALTY AGREEMENT" shall have the meaning assigned to it in the Registration Statement.

                                  SCHEDULE 2.1

               Workplan and Budget for duration of this Agreement





                                  SCHEDULE 2.1

                                  SCHEDULE 5.3


Contracting for Development services through closing.

     Dry powder inhaler and drug development costs through closing of the Offering.







                                  SCHEDULE 5.3